Singular Genomics Reports Recent Highlights and Fourth Quarter and Full Year 2023 Financial Results

San Diego, CA, March 18, 2024 – Singular Genomics Systems, Inc. (Nasdaq: OMIC), a company leveraging novel next-generation sequencing (NGS) and spatial multiomics technologies to empower researchers and clinicians, today highlighted recent corporate achievements and reported financial results for the fourth quarter and full year ended December 31, 2023.

“We ended 2023 on a strong note, shipping our largest number of quarterly instruments to-date,” said Drew Spaventa, Chairman and Chief Executive Officer of Singular Genomics. “We continue to build momentum in early 2024 with the recent unveiling of the G4X, the first in situ spatial sequencer. The G4X brings sequencing into tissue sections, offering new capabilities and novel data streams with industry-leading throughput and cost.”

Fourth Quarter and Recent Financial Highlights

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Generated revenue of $1.1 million in the fourth quarter of 2023, representing growth of 41% compared to prior year period and 134% compared to the third quarter of 2023.
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Shipped eight G4 systems in the fourth quarter of 2023, increasing the total number of commercial systems shipped to 24 as of the end of the fourth quarter of 2023.
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Implemented additional cost-cutting measures in March 2024 to support the Company’s launch into spatial sequencing, including a workforce reduction of approximately 20%, to reduce operating expenses and extend cash runway.

Product Roadmap Highlights

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Unveiled the G4X™ Spatial Sequencer, a high-throughput in situ spatial sequencing platform capable of simultaneous direct RNA sequencing, targeted transcriptomics, proteomics and fluorescent H&E from formalin-fixed, paraffin-embedded (FFPE) tissues. The G4X is expected to be the only instrument to offer the capabilities for both NGS and tissue-based in situ spatial multiomics including:
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Industry-leading Throughput – An imaging area of 40 cm2 per run across four spatial flow cells is expected to dramatically increase sample throughput while retaining flexibility for smaller runs.
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Rapid Turn-around-time – With a specialized tissue transfer process, streamlined sample preparation workflow, and high-speed single-day sequencing, users will have the ability to go from sample-to-discovery in just three days.
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Cost-Effectiveness – With its unprecedented throughput, the G4X will significantly reduce the cost per sample to less than half that of alternative approaches, making spatial multiomics more accessible.
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Upgrades expected to be available to G4 customers by the end of 2024, and to launch an early access program at the same time.

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Announced updates to the G4 benchtop sequencing system including:
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Increased sequencing quality with G4 runs now averaging above 90% bases ≥ Q30; raised specifications to 85% bases ≥ Q30.
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Showcased Singular Connect™, a web-based application for remote real-time monitoring of runs, results viewing, and instrument and team management.

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 was $1.1 million, compared to $0.8 million in the fourth quarter of 2022, representing growth of 41% compared to the prior year period, primarily driven by eight instrument shipments during the quarter.

Operating expenses for the fourth quarter of 2023 totaled $24.8 million, compared to $22.5 million for the fourth quarter of 2022. Operating expenses included non-cash stock-based compensation of $2.7 million for the fourth quarter of 2023 and $3.1 million for the fourth quarter of 2022. The year over year increase was primarily driven by the timing of expenses related to certain compensation and benefits and severance costs.

Net loss for the fourth quarter of 2023 was $23.2 million, or a loss of $0.32 per common share, compared to $21.1 million, or a loss of $0.29 per common share, in the fourth quarter of 2022.

Full Year 2023 Financial Results

Revenue for the full year of 2023 was $2.9 million compared to $0.8 million in 2022. We began recognizing revenue on sales of the G4 in the fourth quarter of 2022.

Operating expenses for 2023 totaled $102.2 million compared to $93.5 million in 2022. Operating expenses included non-cash stock-based compensation expense of $11.4 million in 2023 and $13.7 million in 2022. The year-over-year increase in total operating expenses was driven primarily by scaling headcount and infrastructure to support growth, including the G4 commercial launch and advancements of the product pipeline and R&D roadmap.

Net loss for 2023 was $94.8 million, or a loss of $1.30 per common share, compared to $90.9 million, or a loss of $1.28 per common share, in 2022.

Cash, cash equivalents and short-term investments, excluding restricted cash, as of December 31, 2023 totaled $173.9 million.

Webcast and Conference Call Details

Singular Genomics’ management team will host a conference call today, March 18, 2024, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing 1-877-545-0523 for domestic callers or 1-973-528-0016 for international callers and using conference ID 476908 approximately five minutes prior to the start time. A live and archived webcast of the event will be available at investor.singulargenomics.com, in the Presentations & Events section.

About Singular Genomics Systems, Inc.

Singular Genomics is a life science technology company that develops next-generation sequencing and multiomics technologies. The commercially available G4® Sequencing Platform is a powerful, highly versatile benchtop genomic sequencer designed to produce fast and accurate results. In addition, the company is currently developing the G4X™ Spatial Sequencer, which will leverage Singular’s proprietary sequencing technology, applying it as an in situ readout for transcriptomics, proteomics and fluorescent H&E in tissue, with spatial context and on the same platform as the G4. Singular Genomics’ mission is to empower researchers and clinicians to advance science and medicine. Visit www.singulargenomics.com for more information.

Forward Looking Statements

Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding: (i) our timeline and successful development of the G4X; (ii) expected features, capabilities and specifications of the G4X and the ability to deliver associated services and grants; (iii) our ability to successfully manufacture, commercialize and support the G4, G4X and our flow cell kits, in accordance with our timelines, objectives and specifications; (iv) our expectations on cash runway, including whether our cost-cutting measures will have any material impact on our operating expenses or cash runway; and (v) quotes of management. Any such forward-looking statements are based on our management’s current expectations and are subject to risks and uncertainties that could cause our actual future results to differ materially from our management’s current expectations or those implied by our forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) we are currently developing the G4X Spatial Sequencer and related services and may not be successful in completing its development on our projected timeline, with the features and capabilities we expect, or at the cost we anticipate; (ii) we have very little history manufacturing and commercializing our products or technology; (iii) the life sciences technology market is highly competitive, and if we fail to compete effectively, our business and operating results will suffer; (iv) if we are sued for infringing, misappropriating or otherwise violating intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our products; (v) if our products fail to achieve early customer and scientific acceptance, we may not be able to achieve broader market acceptance for our products, and our revenues and prospects may be harmed; (vi) we expect to be highly dependent on revenue generated from the sale of the G4 and future products (such as the G4X), and any delay or failure by us to successfully manufacture and commercialize the G4 and future products (such as the G4X) could have a substantial adverse effect on our business and results of operations; and (vii) recent macroeconomic challenges such as inflation and rising interest rates may materially and adversely impact our business, operations, product manufacturing and commercialization objectives. These and other risk factors that may affect our future results of operations are identified and described in more detail in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time, including our Annual Report on Form 10-K for the period ended December 31, 2023, filed with the SEC on March 18, 2024. Accordingly, you should not rely on forward-looking statements as predictions of future events or our future performance. Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact

Matt Clawson

949-370-8500

ir@singulargenomics.com

Media Contact

Dan Budwick, 1AB

973-271-6085

dan@1abmedia.com

Singular Genomics Systems, Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Revenue	$1,081	$765	$2,911	$765
Cost of revenue	1,538	789	3,469	789
Gross margin	(457)	(24)	(558)	(24)
Operating expenses:
Research and development	11,690	10,760	47,764	46,199
Selling, general and administrative	13,134	11,746	54,479	47,264
Total operating expenses	24,824	22,506	102,243	93,463
Loss from operations	(25,281)	(22,530)	(102,801)	(93,487)
Other income (expense):
Interest expense	(287)	(243)	(1,101)	(763)
Interest and other income	2,319	1,672	9,082	3,371
Total other income	2,032	1,429	7,981	2,608
Net loss	$(23,249)	$(21,101)	$(94,820)	$(90,879)
Net loss per share:
Basic and diluted net loss per share	$(0.32)	$(0.29)	$(1.30)	$(1.28)
Weighted-average shares used to compute basic and diluted net loss per share	73,550,771	71,584,976	72,796,250	71,148,076

Singular Genomics Systems, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$16,233	$74,266
Short-term investments	157,708	170,310
Accounts receivable	565	913
Inventory, net	13,572	18,221
Prepaid expenses and other current assets	4,150	4,722
Total current assets	192,228	268,432
Right-of-use lease assets	57,797	45,896
Property and equipment, net	13,692	10,784
Restricted cash	600	1,711
Other noncurrent assets	1,150	1,152
Total assets	$265,467	$327,975

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,587	$3,099
Accrued expenses	6,079	4,583
Lease liabilities, current	7,764	6,323
Other current liabilities	1,857	113
Total current liabilities	18,287	14,118
Lease liabilities, noncurrent	58,623	42,456
Long-term debt, net of issuance costs	8,901	10,065
Other noncurrent liabilities	650	1,015
Total liabilities	86,461	67,654
Commitments and contingencies
Stockholders’ equity:
Series A common stock equivalent convertible preferred stock, $0.0001 par value; 7,000 shares authorized, 2,500 shares issued and outstanding at December 31, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value; 400,000,000 shares authorized, 73,823,161 and 71,854,688 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	7	7
Additional paid-in capital	516,439	503,926
Accumulated other comprehensive gain (loss)	155	(837)
Accumulated deficit	(337,595)	(242,775)
Total stockholders’ equity	179,006	260,321
Total liabilities and stockholders’ equity	$265,467	$327,975